Exhibit 99.1

To the Limited Partners of

CMF Winton Master L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Patrick T. Egan
President and Director
Ceres Managed Futures LLC General Partner,
CMF Winton Master L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
855-672-4468

Ernst & Young LLP 200 Clarendon Street Boston, MA 02116	Tel: +1 617 266 2000 Fax: +1 617 266 5843 www.ey.com

Report of Independent Registered Public Accounting Firm

To the General Partner of CMF Winton Master L.P.,

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF Winton Master L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2022 and 2021, the related statements of income and expenses, and changes in partners’ capital for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2022 and 2021, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2022 and 2021, by correspondence with the custodian and brokers. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

We have served as the auditor of the Partnership since 2017.

Boston, MA

March 17, 2023

CMF Winton Master L.P.

Statements of Financial Condition

December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Assets:
Equity in trading accounts:
Unrestricted cash (Note 3c)	$42,921,362	$36,553,535
Restricted cash (Note 3c)	4,719,971	4,468,419
Foreign cash (cost $731,744 and $395,054 at December 31, 2022 and 2021, respectively)	760,466	385,925
Net unrealized appreciation on open futures contracts	1,038,218	104,749
Net unrealized appreciation on open forward contracts	118,450	-

Total equity in trading accounts	49,558,467	41,512,628

Total assets	$49,558,467	$41,512,628

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$-	$60,133
Accrued expenses:
Professional fees	20,433	20,240
Redemptions payable (Note 6)	135,251	114,506

Total liabilities	155,684	194,879

Partners’ Capital:
General Partner, 0.0000 Redeemable Units outstanding at December 31, 2022 and December 31, 2021	-	-
Limited Partners, 10,552.3473 and 11,339.1555 Redeemable Units outstanding at December 31, 2022 and 2021, respectively	49,402,783	41,317,749

Total partners’ capital (net asset value)	49,402,783	41,317,749

Total liabilities and partners’ capital	$49,558,467	$41,512,628

Net asset value per Redeemable Unit	$4,681.69	$3,643.81

See accompanying notes to financial statements.

CMF Winton Master L.P.

Condensed Schedule of Investments

December 31, 2022

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	63	$(20,968)	(0.05)%
Energy	18	(13,054)	(0.03)
Grains	115	230,309	0.46
Indices	124	(184,896)	(0.37)
Interest Rates Non-U.S.	23	(4,259)	(0.01)
Livestock	38	37,593	0.08
Metals	46	121,652	0.25
Softs	393	386,223	0.78

Total futures contracts purchased		552,600	1.11

Futures Contracts Sold
Currencies	142	(308,146)	(0.63)
Energy	34	61,832	0.13
Grains	61	(8,125)	(0.02)
Indices	109	84,014	0.17
Interest Rates U.S.	114	40,617	0.08
Interest Rates Non-U.S.	680	674,900	1.37
Livestock	11	(9,790)	(0.02)
Metals	8	(18,970)	(0.04)
Softs	18	(30,714)	(0.06)

Total futures contracts sold		485,618	0.98

Net unrealized appreciation on open futures contracts		$1,038,218	2.09%

Unrealized Appreciation on Open Forward Contracts
Currencies	$6,829,465	$102,326	0.21%
Metals	49	169,727	0.34

Total unrealized appreciation on open forward contracts		272,053	0.55

Unrealized Depreciation on Open Forward Contracts
Currencies	$4,590,512	(29,735)	(0.06)
Metals	31	(123,868)	(0.25)

Total unrealized depreciation on open forward contracts		(153,603)	(0.31)

Net unrealized appreciation on open forward contracts		$118,450	0.24%

See accompanying notes to financial statements.

CMF Winton Master L.P.

Condensed Schedule of Investments

December 31, 2021

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	131	$63,038	0.15%
Energy	45	10,795	0.03
Grains	119	3,492	0.01
Indices	110	212,619	0.51
Interest Rates U.S.	15	1,016	0.00	*
Interest Rates Non-U.S.	92	(59,545)	(0.14)
Livestock	37	4,828	0.01
Metals	6	1,615	0.00	*
Softs	98	(34,283)	(0.08)

Total futures contracts purchased		203,575	0.49

Futures Contracts Sold
Currencies	366	(86,665)	(0.21)
Energy	13	3,470	0.01
Grains	3	(495)	(0.00)	*
Indices	93	(55,323)	(0.13)
Interest Rates U.S.	30	789	0.00	*
Interest Rates Non-U.S.	435	68,895	0.17
Metals	11	(23,937)	(0.06)
Softs	16	(5,560)	(0.02)

Total futures contracts sold		(98,826)	(0.24)

Net unrealized appreciation on open futures contracts		$104,749	0.25%

Unrealized Appreciation on Open Forward Contracts
Currencies	$13,343,310	$139,564	0.34%
Metals	47	134,540	0.32

Total unrealized appreciation on open forward contracts		274,104	0.66

Unrealized Depreciation on Open Forward Contracts
Currencies	$11,458,148	(97,099)	(0.24)
Metals	86	(237,138)	(0.57)

Total unrealized depreciation on open forward contracts		(334,237)	(0.81)

Net unrealized depreciation on open forward contracts		$(60,133)	(0.15)%

*	Due to rounding.

See accompanying notes to financial statements.

CMF Winton Master L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2022, 2021 and 2020

	2022	2021	2020
Investment Income:
Interest income	$620,422	$12,609	$580,699

Expenses:
Clearing fees (Note 3c)	150,054	145,256	270,171
Professional fees	68,085	36,700	57,841

Total expenses	218,139	181,956	328,012

Net investment income (loss)	402,283	(169,347)	252,687

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	11,294,485	7,151,945	(45,510,715)
Net change in unrealized gains (losses) on open contracts	1,149,903	(2,193,863)	5,046,792

Total trading results	12,444,388	4,958,082	(40,463,923)

Net income (loss)	$12,846,671	$4,788,735	$(40,211,236)

Net income (loss) per Redeemable Unit (Note 7)*	$1,091.49	$395.37	$(938.29)

Weighted average Redeemable Units outstanding	11,273.5605	11,945.3243	30,862.3110

*	Represents the change in net asset value per Redeemable Unit during the year before distribution of interest income to feeder funds (2020: pre-redemption).

See accompanying notes to financial statements.

CMF Winton Master L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2022, 2021 and 2020

Partners’ Capital
Partners’ Capital, December 31, 2019	$205,402,609
Subscriptions of 313.8102 Redeemable Units	1,046,536
Redemptions of 49,161.1462 Redeemable Units	(165,701,171)
Distribution of interest income to feeder funds	(536,738)
Net income (loss)	(40,211,236)

Partners’ Capital, December 31, 2020	-
Subscriptions of 13,262.8485 Redeemable Units	43,250,000
Redemptions of 1,923.6930 Redeemable Units	(6,710,639)
Distribution of interest income to feeder funds	(10,347)
Net income (loss)	4,788,735

Partners’ Capital, December 31, 2021	41,317,749
Subscriptions of 1,431.6159 Redeemable Units	6,000,000
Redemptions of 2,218.4241 Redeemable Units	(10,157,264)
Distribution of interest income to feeder funds	(604,373)
Net income (loss)	12,846,671

Partners’ Capital, December 31, 2022	$49,402,783

Net asset value per Redeemable Unit:

2020:	$3,249.31	*

2021:	$3,643.81

2022:	$4,681.69

*	Pre-redemption net asset value per Redeemable Unit.

See accompanying notes to financial statements.

CMF Winton Master L.P.

Notes to Financial Statements

1.	Organization:

CMF Winton Master L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master are used solely for accounting purposes and do not represent units issued legally.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. All trading decisions for the Master are made by the Advisor (defined below).

On November 1, 2004 (commencement of trading operations), Ceres Orion L.P. (formerly, Orion Futures Fund L.P.) (“Orion”) allocated a portion of its capital to the Master. On February 1, 2007, Ceres Abingdon L.P. (formerly, Managed Futures Premier Abingdon L.P.) (“Abingdon”) allocated a portion of its capital to the Master. On March 1, 2007, Global Futures Fund Ltd. (“Global Futures”) allocated a portion of its capital to the Master. On January 1, 2021, Ceres Classic L.P. (“Classic”) allocated portion of its capital to the Master. Effective July 31, 2019, Global Futures terminated operations and redeemed its investment in the Master. Effective September 30, 2020, Orion redeemed its investment in the Master. Effective December 31, 2020, Abingdon terminated operations and redeemed its investment in the Master. The Master permits commodity pools controlled by the General Partner and managed by Winton Capital Management Limited (the “Advisor”) pursuant to Diversified Macro Strategies (formerly, the Winton Futures Program), the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. JPMorgan Chase Bank, N.A. (“JPMorgan”) also was a foreign exchange forward contract counterparty for the Master. The Master deposited a portion of its cash in a non-trading bank account at JPMorgan.

As of December 31, 2022, the master operated under a structure where its sole investor consisted of Classic (a “Fund”). References herein to a “Fund” or the “Funds” may include as relevant, reference to Global Futures, Abingdon and Orion. Prior to the close of business on December 31, 2020, the Master operated under a structure where its investor(s) consisted of the Fund(s). There were no investors in the Master as of the close of business on December 31, 2020.

CMF Winton Master L.P.

Notes to Financial Statements

The Master will be liquidated upon the first to occur of the following: December 31, 2024; or under certain other circumstances as set forth in the limited partnership agreement of the Master, as may be amended from time to time (the “Limited Partnership Agreement”).

The General Partner has delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Statement of Cash Flows. The Master has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and as of and for the years ended December 31, 2022, 2021 and 2020, the Master carried no debt and all of the Master’s investments were carried at fair value as classified as Level 1 or Level 2 measurements.

c.

Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Net unrealized gains or losses on open contracts are included as a component of equity in trading accounts in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are reported in the Statements of Income and Expenses. The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

Master’s Cash. The Master’s restricted and unrestricted cash includes cash denominated in foreign currencies of $760,466 (cost of $731,744) and $385,925 (cost of $395,054) at December 31, 2022 and 2021, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

CMF Winton Master L.P.

Notes to Financial Statements

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Master’s Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Master’s Statements of Income and Expenses in the years in which the position is claimed or expected to be claimed. The General Partner has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2019 through 2022 tax years remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. The Master has been deemed to be an investment company since inception. Accordingly the Master follows the investment company accounting and reporting guidance of Accounting Standards Update 2013-08, “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Master’s Statements of Income and Expenses.

g.	Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with ASC 946, “Financial Services—Investment Companies.” See Note 7, “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

CMF Winton Master L.P.

Notes to Financial Statements

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. The Master’s cash deposited with MS&Co. is held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash is equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. and/or JPMorgan, as applicable. At December 31, 2022 and 2021, the amount of restricted and unrestricted cash held by the Master for margin requirements was $4,719,971 and $4,468,419, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. The Customer Agreement may generally be terminated upon notice by either party.

d.	FX Agreement:

On July 12, 2017, the Master entered into certain agreements with JPMorgan in connection with trading in forward foreign currency contracts. These agreements include a foreign exchange and bullion authorization agreement (“FX Agreement”), an International Swap Dealers Association, Inc. master agreement (“Master Agreement”), a schedule to the Master Agreement, a 2016 credit support annex for variation margin to the schedule and an institutional account agreement. Under the FX Agreement, JPMorgan charges a fee on the aggregate foreign currency transactions entered into on behalf of the Master during a month.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement and/or foreign exchange brokerage account agreement gives the Master the legal right to net unrealized gains and losses on open futures and open forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2022 and 2021 was 1,849 and 2,292, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2022 and 2021 was 89 and 134, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2022 and 2021 was $30,492,590 and $24,713,252, respectively.

CMF Winton Master L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2022 and 2021, respectively.

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
	Gross Amounts	Statements of Financial	Statements of Financial	Financial	Cash Collateral Received/	Net
December 31, 2022	Recognized	Condition	Condition	Instruments	Pledged*	Amount
Assets
MS&Co.
Futures	$1,904,537	$(866,319)	$1,038,218	$-	$-	$1,038,218
Forwards	169,727	(123,868)	45,859	-	-	45,859

	2,074,264	(990,187)	1,084,077	-	-	1,084,077

JPMorgan
Forwards	102,326	(29,735)	72,591	-	-	72,591

Total assets	$2,176,590	$(1,019,922)	$1,156,668	$-	$-	$1,156,668

Liabilities
MS&Co.
Futures	$(866,319)	$866,319	$-	$-	$-	$-
Forwards	(123,868)	123,868	-	-	-	-

	(990,187)	990,187	-	-	-	-

JPMorgan
Forwards	(29,735)	29,735	-	-	-	-

Total liabilities	$(1,019,922)	$1,019,922	$-	$-	$-	$-

Net fair value						$1,156,668	*

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/	Net
December 31, 2021	Recognized	Condition	Condition	Instruments	Pledged*	Amount
Assets
MS&Co.
Futures	$686,032	$(581,283)	$104,749	$-	$-	$104,749
Forwards	134,540	(134,540)	-	-	-	-

	820,572	(715,823)	104,749	-	-	104,749

JPMorgan
Forwards	139,564	(97,002)	42,562	-	-	42,562

Total assets	$960,136	$(812,825)	$147,311	$-	$-	$147,311

Liabilities
MS&Co.
Futures	$(581,283)	$581,283	$-	$-	$-	$-
Forwards	(237,235)	134,540	(102,695)	-	102,695	-

	(818,518)	715,823	(102,695)	-	102,695	-

JPMorgan
Forwards	(97,002)	97,002	-	-	-	-

Total liabilities	$(915,520)	$812,825	$(102,695)	$-	$102,695	$-

Net fair value						$147,311 *

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and a counterparty to certain of the Master’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Master’s non-exchange-traded contracts, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default. In some instances, the actual collateral received and/or pledged may be more than the amount shown due to overcollateralization.

The Master has netting agreements with both MS&Co. and JPMorgan. The “Net unrealized appreciation on open forward contracts” or “Net unrealized appreciation on open forward contracts” as presented on the Statements of Financial Condition, as applicable, is the net of the amounts presented in the tables above for MS&Co. and JPMorgan.

CMF Winton Master L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2022 and 2021, respectively.

	December 31, 2022
Assets
Futures Contracts
Currencies	$21,814
Energy	152,841
Grains	265,923
Indices	100,047
Interest Rates U.S.	49,055
Interest Rates Non-U.S.	718,158
Livestock	40,731
Metals	142,492
Softs	413,476

Total unrealized appreciation on open futures contracts	1,904,537

Liabilities
Futures Contracts
Currencies	(350,928)
Energy	(104,063)
Grains	(43,739)
Indices	(200,929)
Interest Rates U.S.	(8,438)
Interest Rates Non-U.S.	(47,517)
Livestock	(12,928)
Metals	(39,810)
Softs	(57,967)

Total unrealized depreciation on open futures contracts	(866,319)

Net unrealized appreciation on open futures contracts	$1,038,218	*

Assets
Forward Contracts
Currencies	$102,326
Metals	169,727

Total unrealized appreciation on open forward contracts	272,053

Liabilities
Forward Contracts
Currencies	(29,735)
Metals	(123,868)

Total unrealized depreciation on open forward contracts	(153,603)

Net unrealized appreciation on open forward contracts	$118,450	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

CMF Winton Master L.P.

Notes to Financial Statements

	December 31, 2021
Assets
Futures Contracts
Currencies	$197,920
Energy	54,946
Grains	65,549
Indices	225,859
Interest Rates U.S.	5,782
Interest Rates Non-U.S.	88,380
Livestock	11,938
Metals	2,915
Softs	32,743

Total unrealized appreciation on open futures contracts	686,032

Liabilities
Futures Contracts
Currencies	(221,547)
Energy	(40,681)
Grains	(62,552)
Indices	(68,563)
Interest Rates U.S.	(3,977)
Interest Rates Non-U.S.	(79,030)
Livestock	(7,110)
Metals	(25,237)
Softs	(72,586)

Total unrealized depreciation on open futures contracts	(581,283)

Net unrealized appreciation on open futures contracts	$104,749	*

Assets
Forward Contracts
Currencies	$139,564
Metals	134,540

Total unrealized appreciation on open forward contracts	274,104

Liabilities
Forward Contracts
Currencies	(97,099)
Metals	(237,138)

Total unrealized depreciation on open forward contracts	(334,237)

Net unrealized depreciation on open forward contracts	$(60,133)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

CMF Winton Master L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2022, 2021 and 2020.

	2022		2021		2020
Sector
Currencies	$3,601,540		$(232,615)		$(9,323,588)
Energy	3,294,441		3,807,873		(7,874,068)
Grains	837,604		1,405,900		2,471,766
Indices	(1,847,300)		1,954,488		(20,159,641)
Interest Rates U.S.	1,271,867		(558,094)		4,107,623
Interest Rates Non-U.S.	4,629,305		(2,208,497)		188,701
Livestock	(400,921)		32,358		1,367,399
Metals	856,409		94,295		(7,154,506)
Softs	201,443		662,374		(4,087,609)

Total	$12,444,388	***	$4,958,082	***	$(40,463,923)	***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for commodity futures, exchange-traded swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2022 and 2021, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3).

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2022	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,904,537	$1,904,537	$-	$-
Forwards	272,053	-	272,053	-

Total assets	$2,176,590	$1,904,537	$272,053	$-

Liabilities
Futures	$866,319	$866,319	$-	$-
Forwards	153,603	-	153,603	-

Total liabilities	$1,019,922	$866,319	$153,603	$-

December 31, 2021	Total	Level 1	Level 2	Level 3
Assets
Futures	$686,032	$686,032	$-	$-
Forwards	274,104	-	274,104	-

Total assets	$960,136	$686,032	$274,104	$-

Liabilities
Futures	$581,283	$581,283	$-	$-
Forwards	334,237	-	334,237	-

Total liabilities	$915,520	$581,283	$334,237	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after their subscriptions are processed. Distributions are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date. The General Partner does not intend to make any distributions of the Master’s profits, except for distribution of interest income to feeder funds, as applicable. A limited partner may withdraw all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

CMF Winton Master L.P.

Notes to Financial Statements

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2022, 2021 and 2020 were as follows:

	2022	2021	2020
Per Redeemable Unit Performance (for a unit outstanding throughout the year):*
Net realized and unrealized gains (losses)	$1,055.81	$409.55	$(946.48)
Net investment income (loss)	35.68	(14.18)	8.19

Increase (decrease) for the year	1,091.49	395.37	(938.29)
Distribution of interest income to feeder funds	(53.61)	(0.87)	(17.39)
Net asset value per Redeemable Unit, beginning of year	3,643.81	3,249.31	4,204.99

Net asset value per Redeemable Unit, end of year**	$4,681.69	$3,643.81	$3,249.31

Ratios to Average Limited Partners’ Capital: Net investment income (loss)***	0.8%	(0.4)%	0.2%

Operating expenses	0.4%	0.4%	0.3%

Total return	30.0%	12.2%	(22.3)%

*

Net investment income (loss) per Redeemable Unit is calculated by dividing the interest income less total expenses by the average number of Redeemable Units outstanding during the year. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	2020: calculated based on pre-redemption net asset value per Redeemable Unit.
***	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

CMF Winton Master L.P.

Notes to Financial Statements

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, option and swap contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that at any given time approximately 2.8% to 27.9% of the Master’s contracts are traded OTC.

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

London Metal Exchange Forward Contracts. Metal contracts traded on the London Metal Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin, zinc or other metal. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Variation margin may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

CMF Winton Master L.P.

Notes to Financial Statements

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts held and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as MS&Co., MS&Co. affiliate and/or JPMorgan are counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to mitigate the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

In the ordinary course of business, the Master enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The General Partner considers the risk of any future obligation relating to these indemnifications to be remote.

Since its discovery in December 2019, a new strain of coronavirus, which causes the viral disease known as COVID-19, has spread from China to many other countries, including the United States. The outbreak has been declared a pandemic by the World Health Organization, and the U.S. Health and Human Services Secretary has declared a public health emergency in the United States in response to the outbreak.

The COVID-19 pandemic and related voluntary and government-imposed social and business restrictions has impacted global economic conditions and adversely affected various industries (including, but not limited to, transportation, hospitality and entertainment), resulting in volatility in the global financial markets, disruption in global supply chains, increased unemployment, and operational challenges such as the temporary and permanent closures of businesses, sheltering-in-place directives and increased remote work protocols. If the pandemic continues to be prolonged or the actions of governments and central banks are unsuccessful, including actions to facilitate the comprehensive distribution of effective vaccines, the adverse impact on the global economy will deepen.

Given the continuing development of this situation, it is not possible to accurately predict how the market disruptions caused by COVID-19 will further impact the U.S and other world economies or the value of the Master’s investments, or for how long the effects of such events will continue. Nevertheless, the novel coronavirus continues to present material uncertainty and risk with respect to the Master’s investments and operations.

CMF Winton Master L.P.

Notes to Financial Statements

On February 22, 2022, the United States and several European nations announced sanctions against Russia in response to Russia’s mobilization of forces and threat of invasion of the Ukraine, and governments around the world imposed, and may in the future impose, additional sanctions on Russia in response to its continued escalation of this conflict. On February 24, 2022, Russian President Putin commenced a full-scale invasion of Russia’s pre-positioned forces into the Ukraine. The conflict has created volatility in the price of various commodities and may have a negative impact on business activity globally, and therefore could adversely affect the performance of the Trading Company’s investments. Furthermore, uncertainties regarding the conflict between the two nations and the varying involvement of the United States and other NATO countries preclude prediction as to the ultimate impact on global economic and market conditions, and, as a result, presents material uncertainty and risk with respect to the Trading Company and the performance of its investments or operations, and the ability of the Trading Company to achieve its investment objectives. Additionally, to the extent that investors, service providers and/or other third parties have material operations or assets in Russia or Ukraine, they may have their operations disrupted and/or suffer adverse consequences related to the ongoing conflict.

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are available to be issued. The General Partner has assessed the subsequent events through March 17, 2023, the date the financial statements were available to be issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements.